Exhibit 21.1

List of Subsidiaries of Scage International

Name	Controlled by	Date of Incorporation	Percentage of effective ownership	Principal Activities
VVS International Limited	Scage International	December 21, 2021	100%	Investment holding
Scage (Hong Kong) Limited	VVS International Limited	January 3, 2022	100%	Investment holding
Nanjing Xinneng Hydrogen Automotive Technology Co., Ltd.	Scage (Hong Kong) Limited	December 1, 2021	100%	Investment holding
Nanjing Scage Automobile Technology Co., Ltd.	Nanjing Xinneng Hydrogen Automotive Technology Co., Ltd.	June 3, 2019	100%	Research and development of new energy vehicle technology, electronic devices and machinery; wholesale and retail of new energy vehicle, production and testing equipment, auto parts, electronic devices; vehicle rental, etc.
Nanjing Scage Intelligent Technology Co., Ltd.	Nanjing Scage Automobile Technology Co., Ltd.	May 17, 2021	100%	Vehicle rental, propose to engage in vehicle research and development, trial production, road test and other services and to cooperate with other entities on research and development according to the operation needs in the future
Scage (Beijing) Automotive Technology Co., Ltd.	Nanjing Scage Automobile Technology Co., Ltd.	April 12, 2021	100%	No actual operation, propose to engage in research and development of battery in the future
Scage (Shenzhen) Automotive Technology Co., Ltd.	Nanjing Scage Automobile Technology Co., Ltd.	August 19, 2021	100%	No actual operation, propose to engage in vehicle wholesale and retail in the future
Chengdu Duozhuo Automobile Technology Co., Ltd.	Nanjing Scage Automobile Technology Co., Ltd.	March 21, 2023	100%	No actual operation
Scage (Shanghai) Hydrogen Energy Technology Co., Ltd.	Nanjing Scage Automobile Technology Co., Ltd.	August 10, 2021	69.5%	Solid oxide electrolyzer and clean energy system development, renewable energy system and integrated energy system solution design and development in the future
Hebei Scage Qilian Automobile Technology Co., Ltd.	Nanjing Scage Automobile Technology Co., Ltd.	June 4, 2021	51%	No actual operation, propose to engage in vehicle wholesale and retail in the future
Scage (Shanghai) New Energy Technology Co., Ltd.	Nanjing Scage Automobile Technology Co., Ltd.	July 13, 2021	51%	No actual operation, propose to engage in new energy business in the future
Sichuan Scage Automobile Technology Co., Ltd.	Nanjing Scage Automobile Technology Co., Ltd.	August 20, 2021	51%	No actual operation, propose to engage in vehicle wholesale and retail in Sichuan Province and other provinces in western China in the future
Xinjiang Scage Chuangyuan Automobile Technology Co., Ltd.	Nanjing Scage Automobile Technology Co., Ltd.	May 20, 2021	51%	Vehicle wholesale and retail
Hunan Scage Automobile Technology Co., Ltd.	Nanjing Scage Automobile Technology Co., Ltd.	December 20, 2021	51%	No actual operation, propose to engage in vehicle wholesale and retail in the future
Scage Asia Limited	Scage (Hong Kong) Limited	December 4, 2023	72.5%	No actual operation, propose to engage in new energy business overseas in the future
Beijing Scage Future Automobile Co., Ltd.	Scage (Hong Kong) Limited	December 13, 2023	100%	No actual operation, propose to engage in new energy business in the future